Exhibit 10.27

ISECURETRAC Corp.
5078 So. 111th Street
Omaha, NE 68137
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made by and between ISECURETRAC Corp. (“ISECURETRAC”), on behalf of itself and ISECURETRAC Services, Inc., and ROBERT BIERMAN (hereinafter referred to as the “Executive”) on the date this Employment Agreement is signed by Executive (“Effective Date”).

ISECURETRAC and Executive desire to enter into this Employment Agreement to clarify and formalize the understanding each has of the employment relationship.

During the course of employment with ISECURETRAC, Executive will have access to information deemed confidential by ISECURETRAC, whether or not such information is proprietary to ISECURETRAC, and Executive is obligated to safeguard such information. A confidentiality agreement, as contained herein, is necessary to assure adherence to ISECURETRAC’s non-disclosure policies and agreements between ISECURETRAC and other parties.

Executive may be asked to develop, improve or modify products and processes for ISECURETRAC. The ownership of work products provision in this Employment Agreement assures ISECURETRAC’s ownership in any work in which Executive may become engaged which is related to ISECURETRAC’s business. THEREFORE, in consideration of Executive’s employment with ISECURETRAC, the remuneration now and hereafter paid to Executive by ISECURETRAC and/or other good and valuable consideration, Executive and ISECURETRAC agree as follows:

1.0 DEFINITIONS

1.1 “ISECURETRAC” as used herein shall include ISECURETRAC Corp., ISECURETRAC Services, Inc. and any corporation hereinafter acquired and/or majority owned by ISECURETRAC Corp.

1.2 “Confidential Information” shall mean all information related to ISECURETRAC’s business affairs, services, products, research and development which is not generally available from public sources, whether or not such information is in written or tangible form. Such information includes, without limitation, trade secrets, financial information, marketing and sales plans, strategic business plans, software and related documentation, hardware specifications and drawings, designs and technical documentation, price lists, new product development and processes, sales and marketing plans and processes, manufacturing information, compensation plans, any information related to ISECURETRAC customers, including, but not limited to, customer names, contact information, preferences, contract terms and information that has been designated as confidential by such customer, Work Products (as defined below) and any information pertaining to ISECURETRAC executives that is deemed confidential by either the Executive or ISECURETRAC.

1.3 “Work Products” shall mean any and all products, processes and materials developed and produced by Executive for ISECURETRAC, including, without limitation, drawings, plans, proposals, documentation, financial projections, charts, product prototypes, software, specifications, cost estimates, letters, notes, manuals, notebooks, reports, presentations and the like and shall specifically include inventions, discoveries, improvements or enhancements related to ISECURETRAC’s business or products that Executive may develop or conceive and reduce to practice while employed at ISECURETRAC or within six (6) months after the termination of such employment, at any time, alone or with others, with or without the use of ISECURETRAC’s resources, regardless of whether patent, copyright or trade secret law may technically be applied.

2.0 EMPLOYMENT

2.1 Executive hereby accepts employment or continued employment with ISECURETRAC on the terms and conditions stated in this Employment Agreement. Executive is hereby employed to serve as ISECURETRAC’s Vice President of Sales and Marketing. Executive shall provide senior management services and shall perform such duties relating thereto as may be determined and assigned to Executive from time to time by ISECURETRAC’s Chief Executive Officer, to whom Executive shall report.

2.2 Termination For Cause. ISECURETRAC may terminate this Agreement and Executive’s employment at any time without prior notice for "Cause" (as defined below) with no severance or other obligation to Executive, other than payment of earned salary and unused vacation accrued to the date of such termination. For purposes of this Agreement, "Cause" shall consist of (a) any act of dishonesty or fraud by Executive in connection with his duties or intended to result in his substantial personal enrichment; (b) Executive's conviction or a plea of nolo contendre to a crime that the Board reasonably believes has had or will have a materially detrimental effect on the ISECURETRAC’s business or reputation, provided, traffic infractions shall not be deemed a crime; (c) Executive's material breach of this Agreement or failure to properly perform his job duties, if such breach or failures are not promptly cured within 10 days after written notice is provided to Executive; (d) Executive’s gross negligence or willful misconduct in the performance of his duties, which includes, but is not limited to conduct that is inconsistent with ISECURETRAC’s then-established practices or places ISECURETRAC at risk of liability; (e) Executive’s failure to abide by the lawful policies and directives of the Board; (f) Executive’s absence from work for a period in excess of ninety (90) days in any twelve month period regardless of the reason, including disability; (g) action or conduct determined by the Board acting in reasonable good faith to be of material detriment to ISECURETRAC; or (h) Executive’s death.

2.3 Termination Without Cause. Subject to the obligation to pay severance benefits as stated herein, which shall survive such termination, ISECURETRAC may terminate this Agreement and Executive’s employment, without Cause, at any time for any reason, or no reason, and with or without notice.

2.4 Voluntary Termination By Executive Upon Good Reason. This Agreement may be terminated by Executive for Good Reason upon thirty days notice. For purposes of this Agreement, “Good Reason” shall exist (a) if there is a material diminution in the Executive’s compensation, or (b) if Executive is required by ISECURETRAC to relocate to a distance more than 50 miles from the ISECURETRAC’s present location in Omaha, Nebraska,.

2.5 Severance Benefits. In the event Executive’s employment is terminated (a) by ISECURETRAC without Cause, or (b) by Executive for Good Reason, subject to the conditions stated herein, ISECURETRAC shall: (i) pay Executive an amount equal to six (6) months of Executive’s salary in accordance with the Company’s standard payroll procedures, minus all applicable taxes, withholding and lawful deductions, plus any accrued vacation; and (ii) Executive shall be eligible to elect continued group health coverage for himself and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If Executive chooses such continuation health insurance coverage, the Executive will only pay such portion of insurance premiums as he was paying immediately prior to termination of employment and the Company will subsidize the remaining costs which are normally the responsibility of the former employee through the earlier of six (6) months from the date employment is terminated or until the Executive is eligible to obtain insurance through another employer. Thereafter, Executive shall be solely responsible for paying the premiums for COBRA continuation coverage. Any severance benefits payable hereunder (or under Section 2.12 shall be reduced by any long-term disability benefits received by Executive. Notwithstanding the foregoing, ISECURETRAC’s obligation to provide the severance benefits hereunder is expressly conditioned upon the Executive’s ongoing compliance with the Confidentiality and Non-Solicitation provisions of this Agreement, and upon Executive’s execution of a release of all claims against ISECURETRAC, including, but not limited to those related to his employment and/or termination (other than obligations owed under this subsection and/or claims related solely to Executive’s status as a shareholder.) Executive agrees that severance benefits as provided herein shall be the sole consideration to which he is entitled in the event of the termination of his employment without Cause, that severance will not be paid in the event of termination with Cause or resignation without Good Reason, and Executive expressly waives and relinquishes any claim to other or further consideration.

2.6 During the term of this Agreement, Executive shall devote his best efforts, knowledge and skill and shall devote substantially all of his working time and attention to the performance of his duties as aforesaid, except during such period as Executive shall be ill, disabled or on vacation.

2.7 Executive agrees to be bound by the policies and procedures adopted from time to time, and as modified, by ISECURETRAC, in its sole discretion, with or without notice to Executive, including, but not limited to, those contained with ISECURETRAC’s Executive Handbook.

2.8 ISECURETRAC shall pay for or reimburse Executive in accordance with ISECURETRAC’s standard policies for reimbursement of expenses incurred by its executive officers for all expenses incurred by Executive in performing Executive’s services and carrying out Executive’s duties pursuant to this Agreement.

2.9 ISECURETRAC will reimburse Executive for mileage and parking associated with ISECURETRAC business, except mileage related to commuting. The rate per mile will be set periodically by ISECURETRAC in its sole discretion according to ISECURETRAC’s mileage policies.

2.10 ISECURETRAC will reimburse Executive for reasonable relocation expenses as provided in the terms of the offer letter ISECURETRAC extended to Executive on or about April 2, 2007, the terms of which are incorporated herein by reference.

2.11 In the event Executive voluntarily leaves his employment with ISECURETRAC without Good Reason prior to completing twelve (12) full months of service with ISECURETRAC, Executive agrees to reimburse ISECURETRAC the relocation expenses as outlined in the offer letter as follows:

• If Executive voluntarily terminates employment prior to completing twelve (12) full, consecutive months of active service and has less than six (6) full, consecutive months of active service, Executive will immediately refund all relocation expenses paid by ISECURETRAC.

• If Executive voluntarily terminates employment prior to completing twelve (12) full, consecutive months of active service, but does complete six (6) or more full, consecutive months of active service, Executive will immediately refund an amount which is equal to the total relocation expense amount paid by ISECURTRAC multiplied by a fraction equal to the number of full, consecutive months of active service, divided by twelve (12).

• If any refund for relocation expenses is due, Executive agrees that the amount is payable in full immediately via personal check and/or payroll deduction, and Executive permits ISECURETRAC to deduct the refund from any monies or benefits, including vacation pay, that may be due to Executive (including wages, bonuses, and/or expenses).

2.12 In the event a Change of Control occurs that leads to the termination of Executive’s employment (i) by ISECURETRAC or (ii) by Executive following a material change in his position and essential job duties within six (6) months of the Change of Control, Executive shall receive a lump sum amount equal to six (6) months of Executive’s salary, minus all applicable taxes, withholding and lawful deductions, plus any accrued vacation. Such payment shall be in lieu of the severance benefits set forth in Section 2.5 above. For purposes of this Agreement, Change of Control shall mean (1) a transfer of all or substantially all of ISECURETRAC's assets, whether by sale, merger, consolidation or other transaction, to an unaffiliated transferee or purchaser in a single transaction or a series of transactions; or (2) a transaction that results in Sponsor Investments no longer holding, directly or indirectly, 50% or more of the total outstanding voting power of the ISECURETRAC’s capital stock; provided, however, that a Change of Control shall not occur if Sponsor Investments continues to directly or indirectly maintain the power to elect a majority of the Board of Directors of the ISECURETRAC. Notwithstanding the foregoing, ISECURETRAC’s obligation to provide the severance benefits hereunder is expressly conditioned upon the Executive’s ongoing compliance with the Confidentiality and Non-Solicitation provisions of this Agreement, and upon Executive’s execution of a release of all claims against ISECURETRAC, including, but not limited to those related to his employment and/or termination (other than obligations owed under this subsection and/or claims related solely to Executive’s status as a shareholder.) Executive agrees that severance benefits as provided herein shall be the sole consideration to which he is entitled in the event of the termination of his employment without Cause, that severance will not be paid in the event of termination with Cause or resignation without Good Reason, and Executive expressly waives and relinquishes any claim to other or further consideration.

3.0 CONFIDENTIALITY

3.1 Executive hereby agrees to safeguard and protect Confidential Information by all reasonable and necessary means, observe and be bound by the provisions of this Agreement and observe and adhere to all rules and policies which ISECURETRAC may announce from time to time to protect its Confidential Information.

3.2 Executive hereby agrees, both during the period of employment with ISECURETRAC and thereafter, that Executive shall not disclose Confidential Information to any person or permit any person to obtain Confidential Information, except as specifically authorized in writing by ISECURETRAC or as required by Executive’s duties to ISECURETRAC.

3.3 Executive shall not disclose Confidential Information to any person who has not executed an appropriate non-disclosure agreement with ISECURETRAC.

3.4 Upon termination of employment, for any reason, Executive shall immediately return Confidential Information then in his possession to ISECURETRAC and keep no copies thereof without the express written permission of ISECURETRAC.

4.0 OWNERSHIP

ISECURETRAC shall be the sole and exclusive owner of any and all Work Products. All Work Products shall be considered as work made for hire by Executive for ISECURETRAC. To the extent that ISECURETRAC needs to protect its ownership in any Work Product(s), Executive shall assign and transfer to ISECURETRAC, without further consideration, any and all proprietary rights in such Work Product(s) and to execute and deliver all documents and do all acts necessary to secure to ISECURETRAC, its successors, assigns or nominees, the entire right, title and interest in and to such Work Products, including applications for and/or Letters of Patent of the United States and other countries.

5.0 NON-SOLICITATION

5.1 For the purpose of protecting ISECURETRAC’s legitimate interest in its Confidential Information and customer goodwill, for the duration of his employment, and for a period of nine (9) months thereafter, Executive will not, either for Executive’s benefit or the benefit of any other individual or entity, either directly or indirectly, call on, solicit, canvass, induce, influence or assist any ISECURETRAC client or customer with whom Executive had personal contact during his employment or about whom Executive possessed or had access to Confidential Information during his employment to: (i) purchase any products or services that compete with or which are offered by ISECURETRAC or (ii) relinquish, surrender, modify, replace or lapse any business relationship or contract between ISECURETRAC and its clients or customers to the detriment of ISECURETRAC.

5.2 Executive agrees that ISECURETRAC is engaged in a highly competitive business providing GPS tracking products and services to criminal justice agencies throughout the United States of America, Canada and the United Kingdom for tracking and monitoring persons on pre-trial release, probation or parole (the “ISECURETRAC Marketplace”), and that the Confidential Information and knowledge of ISECURETRAC’s business techniques, contacts, and programs are crucial to enabling it to compete in the markets in the ISECURETRAC Marketplace.

5.3 Executive acknowledges that ISECURETRAC has invested large amounts of time and money in its research and development, development of business techniques, Executive training and development of proprietary and Confidential Information, which if divulged to or used by competing entities would result in irreparable injury to ISECURETRAC.

5.4 Executive acknowledges and agrees that the restriction placed upon him in paragraph 5.1 above is (i) reasonable and necessary to protect the legitimate business interests of ISECURETRAC; (ii) will not unreasonably impede him from seeking and obtaining gainful employment in the event of his or her termination of employment with ISECURETRAC; and (iii) may be enforced by ISECURETRAC through equitable relief obtained from any Court of competent jurisdiction without having to post bond.

5.5 In the event paragraph 5.1 above is held to be, in any respect, an unreasonable restriction upon Executive, the Court so holding may reduce the territory and period of time to which the restriction pertains or effect any other change to the extent necessary to render paragraph 5.1 enforceable and without affecting the validity and enforceability of the remainder of this Agreement.

6.0 PRIOR EMPLOYMENT

Executive hereby represents and warrants that the execution of this Employment Agreement and the performance of his/her duties and obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or by which he is bound, and that he is not now subject to any covenant against competition or similar covenant which would affect the performance of his duties hereunder. Executive acknowledges that a breach of said representation and warranty may be cause for immediate employment termination with Cause, without prior written notice, and, furthermore, Executive shall be responsible for and indemnify ISECURETRAC and hold it harmless from any claims, losses, damages, costs or expenses, including attorney’s fees, resulting from such a breach.

7.0 RETURN OF ISECURETRAC MATERIALS AND PROPERTY UPON TERMINATION

Executive hereby agrees that upon Executive’s termination of employment with ISECURETRAC, for any reason, Executive shall immediately turn over to ISECURETRAC all Work Products and all Confidential Information in tangible form which are then in his possession and keep no copies thereof. Furthermore, Executive shall return all other ISECURETRAC property then in the possession of Executive to ISECURETRAC upon termination, unless a longer retention is specifically allowed, in writing, by ISECURETRAC.

8.0 GENERAL TERMS

8.1 Nothing contained in this Employment Agreement shall be construed or deemed to confer any right with respect to continuance of employment by ISECURETRAC for a specific duration.

8.2 This Agreement is the complete and exclusive agreement between Executive and ISECURETRAC concerning the subject matter hereof and supersedes any and all oral or written agreements regarding such subject matter. Any provision in any Executive handbook or statement of employment policies (“Executive Handbook”) shall not affect this Employment Agreement. No statement in the Executive Handbook shall confer any right of employment upon Executive, nor shall any such statement constitute a contract between Executive and ISECURETRAC.

8.3 If any severable provision of this Employment Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to the original terms and intent.

8.4 The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation thereof.

8.5 Executive acknowledges that he has completely read this Employment Agreement, understands its provisions and freely signs below, intending to be bound hereby.

8.6 This Agreement represents the entire agreement and understanding of ISECURETRAC and Executive with respect to the subject matter hereof and supersedes all prior and contemporaneous statements, understandings and agreements of the parties and may not be altered except by an agreement in writing, duly executed by ISECURETRAC and Executive.

8.7 This Agreement shall be deemed to have been executed in and shall be construed in accordance with the laws of the State of Nebraska.

8.8 ISECURETRAC and Executive hereby acknowledge and agree that the sole and exclusive jurisdiction and venue for all actions shall be the State or Federal courts located in Nebraska and both parties hereby consent to such jurisdiction and venue.

IN WITNESS WHEREOF, Executive and ISECURETRAC have executed this Agreement as of the Effective Date.

AGREED AND ACCEPTED:

EXECUTIVE:	ISECURETRAC CORP. for and on behalf of itself and ISECURETRAC Services Corp. (“ISECURETRAC”)

Signature: /s/ Robert Bierman	/s/ Peter A. Michel
Name: Robert Bierman	Peter A. Michel
Address: Personal Residence	President and Chief Executive Officer
Date: May 1, 2007	Date: May 1, 2007

April 2, 2007

Robert Bierman

Dear Robert:

On behalf of ISECURETRAC Corporation, we are pleased to extend this formal offer of employment for the position of Vice President of Sales and Marketing. In this capacity, your semi-monthly rate of pay will be $6,041.67, if annualized equates to $145,000.00. Your start date will be Tuesday, May 1, 2007.

Your first paycheck will be issued on June 1, 2007 for the period of May 1st through May 15th. All ISECURETRAC employees are paid on a semi-monthly basis on the 1st and 16th of each month. Should the 1st or 16th fall on a weekend or holiday, all employees receive their pay the Friday before.

Upon commencing your employment with iSECUREtrac, we will recommend to the Board of Directors that you receive 35,000 options of ISECURETRAC’s common stock under the terms of our 2006 Omnibus Equity Incentive Plan. Additionally, you will be extended all of ISECURETRAC’s standard benefits commencing the first of the month following 30 days of hire, except that you will accrue 3 weeks of vacation.

In addition to your base salary, you are eligible for an annual performance based bonus. Your 2007 and 2008 bonus target is 20% of your annual salary with a guaranteed amount of $10,000.00 for 2007. Bonuses will be paid annually based on your individual performance and the company’s financial goals in the quarter immediately after the end of the calendar year. Performance goals will be determined by the company in its sole discretion.

You will also be eligible for reimbursement of the following relocation-related expenses:

Transportation of Household Goods

•
The cost of packing, moving, a reasonable amount of insurance coverage, and unpacking household goods associated with the “normal” household will be reimbursed. Reimbursement of storage charges on household goods is specifically excluded. Pre-approval is required before expenses are incurred.

Reimbursement of Other Relocation Expenses

•
Reasonable lodging and transportation expenses in Omaha while arranging for suitable housing are reimbursable for up to a total of 60 days. Trips home are authorized for every other weekend during the 60 days. Pre-approval is required before expenses are incurred.

•
Reasonable transportation, meals, and lodging expense, including rental car, for your family to make advances trips to evaluate and arrange for suitable housing are reimbursable for up to two round trips. Expenses incurred that are not directly related to the move will not be reimbursed. Pre-approval is required before expenses are incurred.

•	You will be paid an allowance of $5,000 to cover miscellaneous moving expenses incurred, which are not specifically provided for under the provisions of this section.

•	If you purchase a home in Omaha, you will be reimbursed for reasonable closing costs. Pre-approval is required before expenses are incurred.

Under IRS Rules, reimbursements that are not considered “qualified moving expenses” must be included in your gross income as compensation. Therefore, you will receive a “gross-up” of reimbursements for non-deductible expenses to ensure that you receive the appropriate amount on a “net basis” to cover the applicable cost. You will be responsible for working with the Accounting Department to calculate the appropriate “gross-up.”

Please be informed that this offer is contingent upon the successful completion of a ninety (90) day orientation period, acceptable results and findings from a mandatory company drug test, criminal background investigation, and reference checks.

Employment with ISECURETRAC Corp. is considered “at will,” meaning that employment with ISECURETRAC, Corp is voluntarily entered into and the employee is free to resign at will, at any time, with or without cause. Similarly, the employer may terminate the employment relationship at will, at any time, with or without cause.

We look forward to hearing from you about this offer. Please indicate your acceptance of our offer by signing below and returning one copy of the letter, with your original signature. Also, please find the enclosed employment agreement for your review, execution and return with your offer letter. Should you choose to accept our offer of employment you will need to bring two pieces of identification with you on your first day of employment to verify that you are legally eligible for employment in the United States.

Sincerely,

/s/ Peter A. Michel	/s/ Ellen Bockelman
Peter A. Michel	Ellen Bockelman
President and Chief Executive Officer	Human Resources Manager

Signature: /s/ Robert Bierman	Date: May 29, 2007

Enclosure